B E F U M O  &  S C H A E F F E R  P L L C

1 6 2 9  K  S t r e e t ,  N W  S u i t e  3 0 0  |  W a s h i n g t o n ,  D C  2 0 0 0 6 |  P h :  2 0 2- 9 7 3- 0 1 8 6  |  F a x :  2 0 2- 4 7 8- 2 9 0 0

March 8, 2013

To: Board of Directors

Cold Cam, Inc.

112 North Curry Street

Carson City, NV 89703

RE: Common Stock of Cold Cam, Inc., Registered on Form S-1

Dear Sirs;

We  have  acted  as  special  counsel  to  Cold  Cam,  Inc.  (the  “Company”)  for  the  limited  purpose  of  rendering  this  opinion  in  connection

with  the  Registration  Statement  on  Form   S-1  and  the  Prospectus  included  therein,  as  amended  (collectively  the  “Registration

Statement”)  originally  filed  on  or  about  January  18,  2013,  which  is  being  filed  with  the  Securities  and  Exchange  Commission  under the  Securities  Act  of  1933,  as  amended  (the  "Act"),  with  respect  to  the  registration  and  proposed  sale  of  up  to  4,000,000  shares  of

Common Stock, par value $0.001 per share, which may be sold at a price of $0.025 per share (the “Registered Shares”).

We  have  examined  the  originals  or  certified  copies  of  such  corporate  records  of  the  Company  and/or  public  officials  and  such  other documents  and  have  made  such  other  factual  and  legal  investigations  as  we  have  deemed  relevant  and  necessary  as  the  basis  for  the opinions  set  forth  below.  In  our  examination,  we  have  assumed  the  genuineness  of  all  signatures,  the  authenticity  of  all  documents submitted  to  us  as  originals,  and  the  conformity  to  authentic  original  documents  of  all  documents  submitted  to  us  as  copies  or  as facsimiles of copies or originals, which assumptions we have not independently verified.

Based  upon  the  foregoing  and  the  examination  of  such  legal  authorities  as  we  have  deemed  relevant,  and  subject  to  the  qualifications and  further  assumptions  set  forth  below,  we  are  of  the  opinion  that  the  Registered  Shares  are  duly  and  validly  authorized,  and  will  be fully paid and non-assessable only after they are offered and sold in the manner described in the Registration Statement.

We  have  made  such  inquiries  with  respect  thereto  as  we  consider  necessary  to  render  this  opinion  with  respect  to  a  Nevada corporation.  This  opinion  letter  is  opining  upon  the  current  federal  laws  of  the  United  States  and,  as  set  forth  above,  Nevada  law,

including  the  statutory  provisions,  all  applicable  provisions  of  the  Nevada  Constitution  and  reported  judicial  decisions  interpreting

those laws.   We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption

“INTEREST OF NAMED EXPERTS AND COUNSEL” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

Andrew J Befumo, Esq.

Partner, Befumo & Schaeffer, PLLC